Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN

OF

IDR CORE PROPERTY INDEX FUND LTD

IDR Core Property Index Fund Ltd, a Maryland corporation (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its board of directors (the “Board of Directors”) on its shares of Class A Common Stock, par value $0.001 per share (the “Common Shares”):

1.            Each Stockholder of record may enroll in the Plan by providing the Plan Administrator (as defined below) with written notice in either of the two manners set forth in the following sentence. To enroll in the Plan, such Stockholder shall notify UMB Fund Services, Inc., the Plan administrator and the Fund’s transfer agent, dividend disbursing agent and registrar (collectively the “Plan Administrator”), (i) directly in writing, or (ii) by electing in the Fund’s subscription agreement to participate in the Plan, so that, in either case, such notice is received by the Plan Administrator no later than three months prior to the next the record date fixed by the Board of Directors for the distribution involved. If a Stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in Common Shares of the Fund as provided herein, and no action shall be required on such Stockholder’s part to receive a distribution in Common Shares. If a Stockholder wishes to receive its distributions in cash, no action is required if such Stockholder is not currently enrolled in the Plan.

2.            Subject to the Board of Director’s discretion and applicable legal restrictions, the Fund intends to declare and pay ordinary cash distributions on a quarterly basis on such other date or dates as may be fixed from time to time by the Board of Directors to Stockholders of record at the close of business on the record date for the distribution involved.

3.            The Fund shall use newly-issued Common Shares to implement the Plan. There will be no sales charges on Common Shares issued to a Stockholder.

4.            The number of Common Shares to be issued to a Stockholder shall be determined by dividing the total dollar amount of the distribution payable to a Stockholder by a price equal to the then current net asset value per Common Share as determined by the Board of Directors.

5.            The Plan Administrator will set up an account for Common Shares acquired pursuant to the Plan for each Stockholder who has elected to enroll in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s Common Shares, together with the Common Shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.  If a Participant’s Common Shares are held by a broker or other financial intermediary, the Participant may “opt in” to the Plan by notifying its broker or other financial intermediary of its election.

6.            The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the current offering price of the Fund’s Common Shares in effect at the time of termination.

7.            Common Shares issued pursuant to the Plan will have the same voting rights as the Common Shares issued pursuant to the private placements conducted by the Fund.  The Plan Administrator will forward to each Participant any Fund-related proxy solicitation materials and each Fund report or other communication to Stockholders, and will vote any Common Shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

8.            In the event that the Fund makes available to its Stockholders rights to purchase additional Common Shares or other securities, the Common Shares held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant.

9.            The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Fund. No commissions or fees will be assessed to the Fund’s Stockholders pursuant to the Plan. A Stockholder will be subject to income tax on the amount of any dividends a Stockholder receives, even if Stockholder participates in the Plan and does not receive such dividends in the form of cash.

10.           Each Participant may terminate his, her or its participation in the Plan by calling Investor Services at 888.778.7781 or by providing written notice to the Plan Administrator at IDR Core Property Index Fund Ltd, c/o UMB Fund Services, Inc., 235 W. Galena Street, Milwaukee, WI 53212, or by calling the reinvestment agent at 888.778.7781. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least three months prior to the next record date for distributions to Stockholders; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Fund upon notice delivered to each Participant at least 30 days prior to any record date for the payment of any distribution by the Fund. Notices to a Participant may be provided electronically or by letter addressed to the Participant at the Participant’s last e-mail or other address of record with the Fund. Each Participant shall notify the Fund promptly in writing of any change of address. If a Participant’s Common Shares are held by a broker or other financial intermediary, the Participant may terminate its participation in the plan by notifying its broker or other financial intermediary. Upon any termination, the Plan Administrator will credit the Participant’s account for the full Common Shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its Common Shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a pro rata share of brokerage commission from the proceeds.

11.           These terms and conditions may be amended or supplemented by the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by delivering to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of such Participant’s participation in the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on Common Shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.           The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13.           These terms and conditions shall be governed by the laws of the State of Delaware.

Adopted: January 27, 2020

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